Exhibit 99.1

Apco Argentina
Nasdaq: APAGF

Date:	Aug. 8, 2006
Apco Argentina Reports Increased Net Income for Second-Quarter 2006
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and six-month periods ended June 30, 2006, it generated unaudited net income of $10.3 million and $19.3 million, or $1.40 and $2.62 per share. This represents a 47 and 58 percent increase, respectively, compared with net income of $7 million and $12.2 million for the comparable periods in 2005.
     “As was the case in 2005, Apco has again been able to report results that represent the highest income ever reported by the company over the first six months of a year,” said Ralph Hill, chairman and CEO of Apco.
     “The record levels of income are the result of increased prices for all of the company’s products and our ability to successfully increase production levels through our drilling program.”
     The $3.3 million improvement in net income for the second quarter of 2006 is due primarily to higher operating revenues, equity income from Argentine investments, and financial and other revenues. Operating revenues improved by $4.6 million due to increased oil, gas and liquefied petroleum gas (LPG) volumes reflecting the company’s successful drilling program as well as higher sales prices for all three products.
     During the second quarter of 2006, oil, gas and plant product prices averaged $45.09 per barrel, $1.26 per thousand cubic feet (mcf) and $406.59 per metric ton, compared with $36.53 per barrel, $1.04 per mcf and $374.50 per metric ton for the comparable period in 2005.
     Oil, gas and LPG sales volumes reflected healthy increases, and as a result, accounted for $2.4 million, or 52 percent, of the $4.6 million increase in operating revenues.
     Equity income from Argentine investments increased by $1.6 million for second-quarter 2006, resulting from higher sale prices and volumes attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee. Compared to the second quarter of 2005, financial and other revenues increased by $211,000 during second-quarter 2006.
     The previously described favorable variances for the three-month periods were partially offset by increases in operating expense, provincial production taxes, depreciation, depletion and amortization, other expenses and Argentine income taxes.
     For the six-month period, the $7.1 million improvement in net income is also due primarily to increases in operating revenues, equity income from Argentine investments, and financial and other revenues. Operating revenues improved by $8.7 million due to increased oil, gas and LPG sales volumes and higher prices as previously mentioned.

     For the first six months of 2006, oil, gas and plant product prices averaged $43.83 per barrel, $1.24 per mcf and $399.17 per metric ton, compared with $35.50 per barrel, $.97 per mcf and $360.89 per metric ton for the comparable period in 2005.
     Oil, gas and LPG sales volumes also reflected strong increases over the six months, and as a result, accounted for $4.3 million, or 50 percent, of the $8.7 million increase in operating revenues.
     “In this environment of increased prices, it is satisfying to have volume increases contribute such an important percentage of the increase in operating revenues,” said Thomas Bueno, president and chief operating officer of Apco.
     Equity income from Argentine investments increased by $3.5 million for the first half of 2006, also the result of higher volumes and prices attributable to Petrolera, the company’s equity investee. Compared to the first six months of 2005, financial and other revenues increased by $450,000 during 2006.
     The previously described favorable variances for the six-month periods were partially offset by increases in operating expense, provincial production taxes, depreciation, depletion and amortization, exploration expense and Argentine income taxes.
     The company’s drilling program for 2006 continues to advance satisfactorily. As of June 30, the company had participated in the drilling and completion of 18 wells in the Entre Lomas concession, all of which have been put into production, with three additional wells in different stages of drilling and completion.
     In its Tierra del Fuego concessions, where the company and its partners commenced a drilling program in November 2005, 12 wells were drilled through June 30, 2006. The results of the program are encouraging. Of the 12 wells drilled, two are on production with a third about to go on production; two have tested gas and condensate volumes and can be put into production in the future when needed; six wells are in various stages of completion, and require additional investments before a final result can be determined; and one well has been abandoned.
     The rig currently drilling in the Tierra del Fuego concessions has been contracted to drill an additional six wells through the end of October. Investments to increase capacity of production facilities were completed in July. This will allow daily gas production to approximately double from current levels in the third quarter. Initial increases in production have already commenced.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquén in southwest Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Thomas Bueno
Williams (investor relations)
(918) 573-2164
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     Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; the effect of changes in accounting standards and policies; increases in asset retirement obligations greater than currently estimated; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. Except as required by securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or at www.sec.gov.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

	2006	2005
Three months ended June 30,
Operating Revenue	14,580	9,980
Investment Income	6,250	4,472
Net income	10,322	7,001
Per share	1.40	0.95

Six months ended June 30,
Operating Revenue	27,600	18,861
Investment Income	11,875	7,954
Net income	19,298	12,230
Per share	2.62	1.66